Valmont Reports Third Quarter Results

Third Quarter Highlights:

•	Net earnings increased 9.4% to a record third quarter level of $40.5 million.
•	Operating income increased 1.4% on a 12% decrease in sales.
•	Operating income was 14.5% of net sales, an improvement of two percentage points.
•	Utility Support Structures sales increased 33% and operating income increased 170%.
•	Third quarter irrigation sales decreased 50% and operating income fell 78%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported third quarter sales of $434.0 million compared with $494.8 million for the same period of 2008. Net earnings for the third quarter were $40.5 million, or $1.53 per diluted share, versus third quarter 2008 net earnings of $37.0 million, or $1.40 per diluted share.

For the first nine months of 2009, sales were $1,388.0 million versus $1,414.2 million in 2008. Valmont’s nine-month net earnings were $120.6 million, or $4.59 per diluted share, compared with 2008 nine-month net earnings of $103.9 million, or $3.95 per diluted share.

Third Quarter Summary:

“Outstanding results in the Utility Support Structures Segment along with a slight improvement in the Engineered Support Structures Segment more than offset significant sales and earnings declines in our other segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Profitability in the Utility Support Structures Segment was exceptionally strong due to excellent factory fixed cost and SG&A expense leverage and the benefit of falling steel costs.

“In the Irrigation Segment, results were significantly lower in sharp contrast to 2008’s record third quarter results. Lower crop prices and the outlook for a decline in global farm income in 2009 deterred farmers from purchasing irrigation equipment.

“In our Engineered Support Structures Segment, sales were slightly higher, largely due to the contribution of acquisitions made after last year’s third quarter. Sales and earnings improved in international markets, while North American markets faced continued weakness in commercial lighting and lower sales in wireless communication products.

“Coatings Segment revenues were lower due to a general decline in manufacturing activity as a result of the U.S. economic recession.

“In total, consolidated operating income improved 1.4% and was 14.5% of sales, mostly due to the strong earnings contribution from the Utility Support Structures Segment.”

Third Quarter Segment Review:

Utility Support Structures Segment (35% of 3rd Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 33.4% to $150.7 million compared with $113.0 million in 2008. The increase in sales reflects higher volumes and shipments to fulfill project orders that were in backlog.

Driving the demand for Valmont’s utility structures is the need to increase the capacity of the electrical transmission grid following a period of under-investment. There is also a drive to improve the grid’s reliability in order to lower the risk of service interruption. Increasing investment in wind and solar farms also adds to the demand for transmission structures. Valmont expects these trends to continue to support long-term sales growth in the Utility Support Structures Segment. Near-term however, some utilities are deferring projects in response to the economic recession. Therefore, we believe that in the short-term, sales will decline in this segment.

Operating income improved to $40.4 million and was 26.8% of sales due to better fixed operating cost leverage on increased volumes. Declines in material costs, particularly steel, also contributed to the increase in operating income.

Engineered Support Structures Segment(40% of 3rd Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility structures outside of North America.

Third quarter sales were 1.8% higher at $190.4 million. In North America, commercial lighting demand fell due to weakness in residential and commercial construction markets as a result of the current economic recession. In Europe, results were also impacted by the global recession, however third quarter sales improved due to an increase in project activity for export. Acquisitions completed after the third quarter last year contributed to the higher sales in Europe.

Specialty structures sales fell in North America, due to lower levels of activity among wireless carriers. In the Chinese market, specialty structures sales were essentially flat and utility product sales were lower.

Historically, the U.S. Highway bill has been a strong driver of demand for Valmont’s lighting and traffic structures. The 2005 highway bill was recently extended for a short period of time and a new highway bill is not expected soon. Until a new multi-year highway bill is passed, we will not have good visibility in this business.

Operating income improved 12% to $18.2 million or 9.6% of segment sales. The increase in operating income resulted from improved results in international markets, operational improvements and the impact of acquisitions.

Irrigation Segment (17% of 3rd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales fell 50% to $75.2 million compared with $150.4 million in 2008. We believe the substantial decline in sales was the result of farmer’s expectations for lower crop prices and income in 2009.

This year’s results stand in sharp contrast to the record third quarter 2008 results. Last year global coarse grain demand was strong and commodity prices were higher. Irrigation Segment results this year also reflect a more normal seasonal pattern than last year’s third quarter.

Operating income declined 78% to $5.6 million due to lower sales and the associated volume de-leverage of fixed operating costs.

Despite slower demand for irrigation equipment this year, we believe nothing has changed in the long-term outlook. A growing world population should continue to put increased pressure on farmers to increase productivity and use less water. We believe Valmont with its leadership position in the industry is well positioned to benefit from improved demand when conditions improve.

Coatings Segment (5% of 3rd Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $29.7 million were 17.3% below last year. The sales decrease reflects the U.S. economic recession and weaker demand from industrial fabricators.

Operating income declined 18% to $7.6 million. Despite lower production volumes, the quality of earnings was maintained with operating income at 25.6% of segment sales.

Fourth Quarter Outlook:

“Our outlook for the fourth quarter is for lower sales with earnings similar to last year’s levels,” Mr. Bay said. “The backlog in the utility business is significantly below last year’s levels. Additionally, the continued global economic recession and the lack of a multi-year U.S. highway bill constrain growth in our Engineered Support Structures and Coatings Segments.

“In the Irrigation Segment, fourth quarter results will still be driven by the weak outlook for lower farm income and crop prices.

“We believe our market leadership positions and industry, product line and geographic diversification leave us well positioned for strong performance when the global economic recession abates. We participate in attractive markets with solid long-term growth drivers. Our global infrastructure businesses support roadway development and electrification necessary for economic growth. In the agricultural markets, our irrigation equipment helps improve grower productivity and save fresh water resources. We will continue to be prudent in our management of capital and maintain a conservative financial profile.”

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#:82132649or via the Internet at 8:00 a.m. October 16, 2009 CDT, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:82132649 beginning October 16, 2009 at 10:30 a.m. CDT through 12:00 p.m. CDT on October 23, 2009.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	26-Sep-09	27-Sep-08	26-Sep-09	27-Sep-08
Net sales	$ 434,010	$ 494,801	$ 1,387,974	$1,414,216
Cost of sales	297,652	359,802	978,619	1,026,206
Gross profit	136,358	134,999	409,355	388,010
Selling, general and administrative expenses	73,625	73,103	218,887	212,278
Operating income	62,733	61,896	190,468	175,732
Other income (expense)
Interest expense	(3,587)	(4,264)	(11,847)	(13,446)
Interest income	370	382	986	1,880
Miscellaneous	2,106	(376)	1,916	(2,234)
	(1,111)	(4,258)	(8,945)	(13,800)
Earnings before income taxes, minority interest, and equity in earnings of nonconsolidated subsidiaries

	61,622	57,638	181,523	161,932
Income tax expense	20,338	19,588	59,644	55,190
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries
	41,284	38,050	121,879	106,742
Earnings in nonconsolidated subsidiaries	84	412	579	369
Net earnings	41,368	38,462	122,458	107,111

Earnings attributable to the non-controlling interest	(894)	(1,478)	(1,890)	(3,164)
Net earnings attributable to Valmont Industries, Inc.	$ 40,474	$ 36,984	$ 120,568	$ 103,947

Average shares outstanding (000's) - Basic	25,963	25,864	25,936	25,793
Earnings per share - Basic	$ 1.56	$ 1.43	$ 4.65	$ 4.03

Average shares outstanding (000's) - Diluted	26,402	26,362	26,257	26,321
Earnings per share - Diluted	$ 1.53	$ 1.40	$ 4.59	$ 3.95

Cash dividends per share	$ 0.150	$ 0.130	$ 0.430	$ 0.365

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	26-Sep-09	27-Sep-08	26-Sep-09	27-Sep-08

Net sales
Engineered Support Structures	$ 190,398	$ 187,069	$ 531,327	$ 527,466
Utility Support Structures	150,719	112,986	525,925	315,458
Coatings	29,683	35,889	88,295	108,217
Infrastructure products	370,800	335,944	1,145,547	951,141

Irrigation	75,230	150,445	279,339	440,890
Other	16,944	33,564	54,247	89,815
Less: Intersegment sales	(28,964)	(25,152)	(91,159)	(67,630)
Total	$ 434,010	$ 494,801	$ 1,387,974	$1,414,216

Operating Income
Engineered Support Structures	$ 18,193	$ 16,247	$ 40,308	$ 44,402
Utility Support Structures	40,372	14,620	126,797	43,025
Coatings	7,581	9,284	19,965	24,915
Infrastructure products	66,146	40,151	187,070	112,342

Irrigation	5,633	25,249	27,479	75,663
Other	3,046	5,821	9,921	15,521
Corporate	(12,085)	(9,325)	(33,995)	(27,794)
Total	$ 62,740	$ 61,896	$ 190,475	$ 175,732

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide, international utility markets, and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and distribution of industrial fasteners, are reported in the “Other” category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Sep-09	27-Sep-08
ASSETS
Current assets:
Cash and cash equivalents	$ 129,844	$ 68,095
Accounts receivable, net	296,267	318,723
Inventories	216,483	313,600
Prepaid expenses	26,596	19,612
Refundable and deferred income taxes	31,894	32,223
Total current assets	701,084	752,253
Property, plant and equipment, net	286,666	265,210
Goodwill and other assets	300,961	285,430
	$1,288,711	$1,302,893

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 977	$ 2,341
Notes payable to banks	24,950	28,234
Accounts payable	118,463	177,102
Accrued expenses	120,866	130,499
Dividend payable	3,941	3,399
Total current liabilities	269,197	341,575
Long-term debt, excluding current installments	171,710	265,086
Other long-term liabilities	69,882	62,026
Shareholders' equity	777,922	634,206
	$1,288,711	$1,302,893